Filed Pursuant to Rules 424(b)(3)

Registration No. 333-216326

Prospectus Supplement No. 1

To Prospectus Dated February 28, 2017

of

MACK-CALI REALTY CORPORATION

Relating to

5,443,052 Shares of common stock

This prospectus supplement (this “Supplement”), supplements our prospectus filed as part of our registration statement on Form S-3 dated February 28, 2017 (the “Prospectus”) relating to the Mack-Cali Realty Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”) to update the correspondence addresses for Computershare Trust Company, N.A. (the “Plan Administrator”) under the Plan, as follows:

Regular mail:

Computershare

P.O. Box 505000

Louisville, KY 40233- 5000

For overnight deliveries:

Computershare

462 South 4th Street

Suite 1600

Louisville, KY 40202

All written correspondence to the Plan Administrator should contain an investor’s account number and the name of the security that appears on the investor’s stock certificate or account statement. Computershare, Inc. acts as service agent to Computershare Trust Company, N.A. under the Plan. All other terms and conditions of the Plan as set forth in the Prospectus remain in force. To contact us or view online information about the Plan, please visit www.computershare.com/investor.

Our common stock is listed on The New York Stock Exchange under the symbol “CLI.” The closing price of our common stock as reported on The New York Stock Exchange on April 12, 2018 was $16.83 per share.

Investment in our common stock involves certain risks, including those described beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. You should consider such risk factors before investing in our common stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is April 13, 2018